SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 _____________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
________________

Date of Report (Date of earliest event reported): July 3, 2007

Alpharma Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8593 (Commission File Number)	22-2095212 (IRS Employer Identification)

440 Route 22, Bridgewater, New Jersey 08807 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (866) 322-2525

N/A
(Former name or former address, if changed since
last report)

Item 1.01 Entry Into a Material Definitive Agreement

On July 3, 2007 Alpharma (Taizhou) Pharmaceutical Co., Ltd. ("Alpharma ") (a subsidiary of Alpharma Inc.), the manufacturer of active pharmaceutical ingredients, including vancomycin, and Zhejiang Hisun Pharmaceutical Co., Ltd. ("Hisun"), an active pharmaceutical ingredient manufacturer in China, entered into an Acquisition and Construction Agreement, pursuant to which Hisun has agreed to construct a vancomycin manufacturing facility on its premises to be owned and operated by Alpharma. The new facility will incorporate certain technology purchased from Hisun, in addition to certain Alpharma technology. Hisun will transfer to Alpharma certain equipment and manufacturing technology, including manufacturing processes, know-how and regulatory documents, for the manufacture of vancomycin at the new site. In addition, certain employees of Hisun will be transferred to Alpharma.

Construction of the new facility is expected to be completed by early 2008, and Alpharma is targeting to secure the necessary regulatory approvals to enable vancomycin produced at the new site to be sold in the global marketplace in 2008, including the U.S. and European markets.

Pursuant to a Lease Agreement entered into between the parties on the same date, Hisun has agreed to lease to Alpharma certain buildings and fermentation equipment to be used for the manufacture of vancomycin.

Pursuant to an Operation Services Agreement entered into between the parties on the same date, in exchange for a guaranteed annual service fee based on product volumes, Hisun will provide certain ancillary services related to the manufacture of vancomycin, including warehousing services, maintenance services and utilities and waste water discharge services. The Agreements include certain termination rights, including Alpharma's right to terminate the Acquisition and Construction Agreement if completion of construction of the facility and delivery of the new site is delayed beyond a certain period of time. Copies of the Agreements will be filed with the Company's Quarterly Report on Form 10-Q for the period ending September 30, 2007 and this description is subject in all respects to the actual terms of the Agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHARMA INC.
By: /s/ Thomas J. Spellman III
Thomas J. Spellman III Executive Vice President & Chief Legal Officer

Date: July 10, 2007